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                                                                    Exhibit 16.1




                      [HJ & ASSOCIATES, L.L.C. LETTERHEAD]






Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington DC

February 26, 2003

Dear Sir/Madam:

We have read the statements included in Item 4 in Amendment No. 1 to the Form 8-K dated February 26, 2003, of RAKO Capital Corporation, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein insofar as they relate to our audits for the years ended December 31, 2001 and 2000 and for the subsequent interim period preceding dismissal. We are not in a position to agree or disagree with the statements in
Item 4 regarding the engagement of VB & H Certified Public Accountants, LLC or the approval of such engagement by the Board of Directors.


Very truly yours,

/s/ HJ & Associates, LLC
------------------------
HJ & Associates, LLC